Exhibit 10.9

SECOND AMENDED AND RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR EXECUTIVE OFFICERS

(Time Vesting)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of                     , by and between Hornbeck Offshore Services, Inc. (the “Company”) and                      (“Employee”).

1. GRANT OF RESTRICTED STOCK UNITS. Pursuant to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”) Employee is hereby awarded restricted stock units covering              shares of the Common Stock of the Company (the “RS Units”). On any day, the value of an RS Unit shall equal the Fair Market Value of one share of Common Stock of the Company. All of the RS Units shall be subject to the prohibition on the transfer of the RS Units and the obligations to forfeit the RS Units to the Company as set forth in Section 4 of this Agreement.

2. EFFECT OF THE PLAN. The RS Units awarded to Employee are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Employee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Employee hereunder, and this Award shall be subject, without further action by the Company or Employee, to such amendment, modification, restatement or supplement unless provided otherwise therein. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

3. Vesting of RS Units. Except as otherwise provided in Section 4 of this Agreement, the RS Units shall vest pursuant to the provisions of paragraph (c) of Section 4 of this Agreement, on the third anniversary of the effective date of this Agreement.

4. RESTRICTIONS. Employee hereby accepts the Award of the RS Units and agrees with respect thereto as follows:

(a) No Transfer. Unless otherwise determined by the Committee and provided in this Agreement or the Plan, the RS Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of descent and distribution. Any attempted assignment of an RS Unit in violation of this Agreement shall be null and void. The Company shall not be required to honor the transfer of any RS Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan.

(b) Mandatory Mediation and Arbitration Procedure. By execution of this Agreement and acceptance of this Award, which is a voluntary benefit provided to Employee by the Company, Employee waives Employee’s right to a jury trial in state or federal court and agrees that (i) the Hornbeck Offshore Operators, LLC Dispute Resolution Agreement Mediation and Arbitration Procedure attached hereto as Exhibit A (“Dispute Resolution Procedure”) and Section 15.17 of the Plan shall be the sole and exclusive means of resolving disputes of the parties (including any other persons claiming any rights or having any obligations through the Company or Employee) arising out of or relating to this Agreement, and (ii) the Dispute Resolution Procedure shall be the sole and exclusive means for resolving any other covered dispute between Employee and the Company or any of its Subsidiaries (including any other person(s) claiming any rights or having any obligations through the Company or Employee). By execution of this Agreement, however, Employee does not waive Employee’s right to any normally available remedies Employee may have in connection with any claim Employee may bring against the Company or any of its Subsidiaries, as an arbitrator can award any normal remedies Employee could get in a court proceeding. By execution of this Agreement Employee represents that to the extent Employee considered necessary, Employee has sought, at Employee’s own expense, counsel regarding the terms of this Agreement and the waiver contemplated in this Section 4(b).

(c) Forfeiture of RS Units. If Employee terminates service with the Company and its Subsidiaries prior to the third anniversary of the effective date of this Agreement for any reason other than the Employee’s death or Retirement or Disability, as hereinafter defined, or if Employee (or Employee’s estate) shall initiate a legal proceeding against the Company other than pursuant to the terms of the Dispute Resolution Procedure, then Employee (or Employee’s estate, as applicable) shall, for no consideration, forfeit all RS Units; provided, however, that the Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, provide for the acceleration of the vesting of the RS Units, eliminate or make less restrictive any restrictions contained in this Agreement, waive any restriction or other provision of the Plan or this Agreement or otherwise amend or modify this Agreement in any manner that is either (i) not adverse to Employee, or (ii) consented to by Employee.

Notwithstanding the forgoing, if prior to the third anniversary of the effective date of this Agreement based upon reasonable investigation and belief, the Committee or its designee, as applicable, determines that Employee should be subject to disciplinary action other than termination of Employee’s service with the Company or any of its Subsidiaries, such disciplinary action can include Employee’s forfeiture of all or any portion of Employee’s RS Units awarded under this Agreement, such determination to be made by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable. For purposes of this paragraph such action can be taken by the Committee or its designee, as applicable, because of (i) any act or omission of Employee that (A) results in the assessment of a criminal penalty against the Company, (B) is otherwise in violation of any federal, state, local or foreign law or regulation (other than traffic violations and other similar misdemeanors), (C) adversely affects or could reasonably be expected to adversely affect the business reputation of the Company, or (D) otherwise constitutes willful misconduct, gross negligence, or any act of dishonesty or disloyalty, (ii) the violation by Employee of policies established by the Company, or (iii) the Company’s determination that Employee’s performance or conduct was unacceptable.

(d) Vesting of RS Units. If Employee provides continuous, eligible service to the Company and its Subsidiaries, as determined by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable, until the third anniversary of the effective date of this Agreement, Employee shall vest in one hundred percent (100%) of the RS Units.

(e) Retirement, Death or Disability. If, as a result of Employee’s death, Retirement, or Disability, Employee terminates service with the Company and its Subsidiaries prior to the third anniversary of the effective date of this Agreement, Employee shall vest in and have a non-forfeitable right to one hundred percent (100%) of the RS Units. For purposes of this Agreement “Disability” means permanent and total disability within the meaning of section 22(e)(3) of the Code as determined by the Committee or its designee in the Committee’s or the designee’s sole and absolute discretion, as applicable. For purposes of this Agreement “Retirement” means Employee’s retirement from employment with the Company or any of its Subsidiaries, other than discharge for Cause, on or after the date Employee attains age 60 provided Employee has ten (10) years of service as of the date Employee retires from service, or on or after Employee attains age 65.

(f) Change of Control. If a Change of Control occurs during the term of this Agreement, Employee shall vest in and have a non-forfeitable right to one hundred percent (100%) of the RS Units.

(g) Rights. RS Units represent an unsecured promise of the Company to issue shares of Common Stock of the Company as otherwise provided in this Agreement. Other than the rights provided in this Agreement, Employee shall have no rights of a stockholder of the Company until such RS Units have vested and the related shares of Common Stock have been issued pursuant to the terms of this Agreement.

(h) Issuance of Common Stock. The Company will issue to Employee the shares of Common Stock underlying the vested RS Units, no later than the later of (i) 2 1/2 months following the end of the Company’s fiscal year in which the RS Units vest pursuant to paragraph (c) of this Section 4 above, or (ii) as soon as is administratively practicable following the end of such fiscal year. Evidence of the issuance of the shares of Common Stock pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of Employee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.

In the event the shares of Common Stock issued pursuant to this Agreement remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that Employee is prohibited from entering into any transaction, which would violate any such restrictions, until such restrictions lapse.

(i) Associated Preferred Stock Purchase Rights. The issuance of any shares of Common Stock as the result of Employee’s vesting in RS Units pursuant to this Agreement will include any associated preferred stock purchase rights.

5. COMMUNITY INTEREST OF SPOUSE. The community interest, if any, of any spouse of Employee in any of the RS Units shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such RS Units to be so forfeited and surrendered pursuant to this Agreement.

6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

7. TAX MATTERS.

(a) The vesting of any RS Units and the related issuance of shares of Common Stock pursuant to paragraph (h) of Section 4 of this Agreement shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). By execution of this Agreement, Employee shall be deemed to have authorized the Company to withhold from the shares of Common Stock issued as a result of Employee’s vesting in the RS Units, the shares of Common Stock necessary to satisfy Employee’s Required Withholding, if any. The amount of the Required Withholding and the number of shares of Common Stock required to satisfy Employee’s Required Withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the day the RS Units vest pursuant to Section 4 of this Agreement. Notwithstanding the foregoing, the Company may require that Employee satisfy Employee’s Required Withholding, if any, by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

(b) Employee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Employee to review with Employee’s own tax advisors the federal, state, and local tax consequences of this Award. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that Employee (and not the Company) shall be responsible for Employee’s own tax liability that may arise as a result of this Agreement.

8. EMPLOYMENT AGREEMENT CONTROLS. Notwithstanding any language in this Agreement to the contrary, to the extent of any conflict between this Agreement and any written employment agreement with Employee, the terms of such employment agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the date first above written.

HORNBECK OFFSHORE SERVICES, INC.

By:
Title:

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE RS UNITS SUBJECT TO THIS AWARD SHALL VEST AND THE RESTRICTIONS RESULTING IN THE FORFEITURE OF THE RS UNIT SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF EMPLOYEE’S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RS UNITS). EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF EMPLOYEE’S SERVICE TO THE COMPANY. Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Unit Award subject to all of the terms and provisions hereof and thereof, including the mandatory Dispute Resolution Procedure. Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

EMPLOYEE

DATED:	SIGNED:

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EXCLUSIVE DISPUTE RESOLUTION AGREEMENT

MEDIATION AND ARBITRATION PROCEDURE

While HORNBECK-OFFSHORE OPERATORS LLC (“The Company”) hopes that employment disputes with its Employees will not occur, the Company believes that where such disputes do arise, it is in the mutual interest of all concerned to handle them promptly and with a minimum of disturbance to the operations of the Company’s business and the lives of its Employees.

Accordingly, to provide for more expeditious resolution of employment-related disputes that may arise between the Company and its Employees, the Company has instituted a mandatory Mediation and Arbitration Procedure (the “Procedure”) for all its Employees. Under the Procedure, disputes that may arise from your employment with the Company or the termination of your employment must (after appropriate attempts to resolve your dispute internally through the Company management channels) be submitted for resolution by non-binding mediation and, if needed, mandatory arbitration.

In agreeing to submit certain employment disputes for resolution by private mediation and (if necessary) arbitration, you acknowledge that such agreement is given in exchange for rights to which you are not otherwise entitled – namely, your eligibility for certain benefits, and the more expeditious resolution of such disputes. In exchange for your agreement to submit such disputes to mediation and (if necessary) binding arbitration, the Company likewise agrees to the use of mediation and arbitration as the exclusive forum for resolving employment disputes covered by this Agreement.

Hence, the parties shall be precluded from bringing or raising in court any dispute or other such forum that was or could have been brought or raised pursuant to the procedures set forth in this Agreement.

Scope of the Mediation and Arbitration Procedure

As a condition of your employment at the Company, you agree that any challenge to or controversy or claim arising out of or relating to your employment relationship with the Company or the termination thereof, must be submitted for non-binding mediation before a neutral third-party, and (if necessary) for final and binding resolution by a private and impartial arbitrator, to be jointly selected by you and the Company.

All possible claims or disputes are covered by this Agreement unless specifically excluded herein, including claims that are before an administrative agency, or claims as to which the employee has an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including but not limited to discrimination based on sex, pregnancy, race, national or ethnic origin, age, religion, creed, marital status, sexual orientation, mental or physical disability or medical condition, specifically including claims under The American With Disabilities Act, or any other applicable law, veteran status, or other characteristics protected by statute), claims for wrongful discharge, and/or claims for violation of any federal, state or other governmental law, statute, regulation or ordinance, and whether based on statute or common law.

Disputes covered by the Procedure include all such claims whether made against the Company, any of its subsidiary or affiliated entities, or its individual officers or directors thereof (in an official or personal capacity).

Claims not Covered: Claims covered by this Agreement do not include: (I) a claim for workers’ compensation benefits; (ii) a claim for unemployment compensation benefits; (iii) a claim by the Company for injunctive and/or other equitable relief, including but not limited to such claims for unfair competition and/or the use or unauthorized disclosure of trade secrets or confidential information, as to which the Company may seek and obtain relief from a court of competent jurisdiction; and (iv) a claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that expressly contain an appeal procedure or other procedure for the resolution of disputes under the plan.

Non-binding Mediation

If efforts at informal resolution fail, disputes arising under this Agreement must first be submitted for non-binding mediation before a neutral third party. The complainant may within six (6) months of the act or omission complained of (or a greater period of time, if allowed by the applicable statute of limitations), whichever is later, request that the matter be submitted to the mediation and arbitration procedure described below. Mediation is an informal process where the parties to a dispute meet in an attempt to reach a voluntary resolution, using the third party as a facilitator. Mediation shall be conducted and administered by the American Arbitration Association (“AAA”) under its Employment Mediation Rules, which are incorporated herein by reference, or as otherwise agreed between the parties.

Binding Arbitration

If a covered dispute remains unresolved at the conclusion of the mediation process, either party may submit the dispute for resolution by final binding arbitration under the Procedure. The arbitration will be conducted under the employment Dispute Resolution Rules of the AAA, as amended and effective on June 1, 1997, as amended from time to time thereafter. These Rules, incorporated by reference herein, include (but are not limited to) the procedures for the joint selection of an impartial arbitrator and for the hearing of evidence before the arbitrator. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information prior to a hearing, including (but not limited to) production of documents, information requests, depositions, and subpoenas. A copy of the complete AAA Employment Dispute Resolution Rules may be obtained from the Vice President of Human Resources or the Company’s designee.

Any conflict between the rules and procedures set forth in the AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement. The burden of proof at an arbitration shall at all times be upon the party seeking relief. In reaching his/her decision, the arbitrator shall apply the governing substantive law applicable to the claim(s), cause of action(s) and defense(s) asserted by the parties as applicable in the state where the claims arise or the applicable statute at issue. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.

Time Limits and Procedures

The aggrieved party must give written notice of any claim to the other party within six months of the date the aggrieved first knew or should have known of the facts giving rise to the claim (or a greater period of time, if allowed by an applicable statute of limitations), otherwise, the claim shall be deemed waived. The written notice shall describe the nature of all claims asserted and the facts upon which such claims are based and shall be mailed to the other party by certified or registered mail, return receipt requested. Any such notice mailed to the Company shall be addressed to:

Samuel A. Giberga

Senior Vice President & General Counsel

HORNBECK OFFSHORE OPERATORS, LLC

103 Northpark Blvd., Third Floor

Covington, LA 70433

Any mediation or arbitration conducted pursuant to this Agreement shall take place in Covington, Louisiana or the location of the office to which the employee was assigned, unless the employee’s most recent work location with the Company is outside Louisiana, in which case the mediation and arbitration will take place in such other location. The arbitrator shall render a decision and award within 30 days after the close of the arbitration hearing or at any later time on which the parties may agree. The award shall be in writing and signed and dated by the arbitrator and shall contain express findings of fact and the basis for the award.

The parties will pay AAA’s administrative fee pursuant to AAA guidelines for employer promulgated plans. The Company shall bear the arbitrator’s fees and expenses. All other costs and expenses associated with the arbitration, including without limitation, the parties’ respective attorneys’ fees, shall be borne by the party incurring the expense. However, if the parties arbitrate a statutory claim which allows for an award of costs and attorney’s fees, the arbitrator may award such costs and fees consistent with the term of the statute and pertinent case law.

Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The award may be vacated or modified only on the grounds specified in the Federal Arbitration Act or other applicable law.

Conformity With Law

If any one or more of the provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties hereto that such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

No Retaliation/Employment At-Will

Under no circumstances will a Company employee be retaliated against in any way for invoking the Procedure in good faith to seek the resolution of a dispute. Company managers who engage in such retaliation will be subject to discipline under the appropriate Company disciplinary procedures.

The Company Arbitration and Mediation Policy does not in any way alter the at-will employment status of Company Employees. The Company and its Employees are always free to terminate the employment relationship at any time for any lawful reason, and employment is not for any specific or definite duration.

This Agreement sets forth the complete agreement of the parties on the subject of mediation and arbitration of the covered claims defined above, and supersedes any prior or contemporaneous oral or written understanding on these subjects. No party is relying on any representations, oral or written, on the subject, enforceability or meaning of this Agreement, except as specifically set forth herein.

By providing your signature below, you indicate your agreement to the terms set forth above. By the provision of the signature of the Company Official below, the Company hereby indicates its agreement, as well, to the terms set forth herein. Both parties understand that by agreeing to the terms herein, both are giving up any constitutional or statutory right they may possess to have covered claims decided in a court of law before a judge or a jury.

Agreed to and acknowledged:	Agreed to and acknowledged:

Employee Signature

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Dated:	Dated: